Exhibit 99.1

Press Release of Registrant dated October 2, 2003

LightPath Technologies

Projects First Quarter Financial Results

For Immediate Release

(October 2, 2003) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators, isolators and advanced manufacturing technologies reported today that projected results for first quarter fiscal 2004 include sales of approximately $1.8 million. Operational cash use for the first quarter was approximately $0.6 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “We continue to make good progress towards a key goal: operational cash flow breakeven. The quarter just closed was our first full quarter with all operations in our Orlando facility. We have made good strides toward continued improvement in materials costs and manufacturing yield to reduce our operating costs and breakeven revenue point significantly. All this has been achieved while improving service to our existing customers and adding new customers and applications. While we have had good success in reducing our costs, our key opportunities and primary emphasis going forward continues to be achieving higher revenue. We have added to our sales team in the last quarter and developed new products covering several higher growth non-telecom markets.”

Mr. Brizel concluded, “We are optimistic about our ability to grow within the markets we serve and our ability to address new markets and applications.”

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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